Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

INVESTOR RELATIONS CONTACT:
Timothy Cope — (952) 449-7030

FOR IMMEDIATE RELEASE:
July 14, 2010

LAKES ENTERTAINMENT, INC. ANNOUNCES TRANSACTION WITH PENN
VENTURES, LLC
MINNEAPOLIS, July 14, 2010 — Lakes Entertainment, Inc. (NASDAQ: LACO) announced today that on July 13, 2010, it entered into a Termination Agreement with Penn Ventures, LLC, a subsidiary of Penn National Gaming, Inc. (“Penn”) whereby in exchange for a $25 million payment from Penn to Lakes, Lakes agreed to relinquish all right, title and interest it had in the casino projects in Columbus, Ohio and Toledo, Ohio which are proposed to be developed by Penn. As previously announced, on October 28, 2009, Lakes and Penn entered into a Funding and Option Agreement whereby, in return for a corresponding equity stake up to 10% in the potential casinos in Columbus and Toledo, Lakes (1) agreed to fund 10% of Penn’s costs of the Issue 3 referendum and (2) had the option, but not the obligation, to fund up to 10% of equity required to develop such casinos. Lakes had funded approximately $1.9 million under the Funding and Option Agreement. The Termination Agreement does not affect Lakes’s investment with Rock Ohio Ventures, LLC and its proposed casino developments in Cincinnati and Cleveland.
“Although we believe the Toledo and Columbus casinos will be very successful, receiving $25 million now is a good return on our investment with Penn,” said Lyle Berman, Chairman and CEO of Lakes. “We have enjoyed our relationship with Penn and wish them much success with these casinos,” added Berman.
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management or financing agreements with three separate Tribes for casino operations in Michigan and California,

for a total of three separate casino sites. Lakes is currently managing the Four Winds Casino Resort for the Pokagon Band of Potawatomi Indians and the Red Hawk Casino for the Shingle Springs Band of Miwok Indians. Lakes is also involved in other business activities, including the licensing of table games to Tribal and non-Tribal casinos.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; and reliance on Lakes’ management. For more information, review the company’s filings with the Securities and Exchange Commission.
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